UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 6, 2009
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

P.O. Box 50850 1701 East E Street
Casper WY	82605-0850
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Officer

On January 5, 2009, Sonya Reiss resigned as Vice President, Corporate Affairs and Corporate Secretary of the Registrant. Ms. Reiss did not resign as the result of any disputes, claims or issues with the Registrant.

Appointment of Officer

On January 6, 2009, Benjamin Leboe was appointed as Corporate Secretary of the Registrant, replacing Ms. Sonya Reiss who resigned on January 5, 2009. Mr. Leboe was appointed the Registrant’s Chief Financial Officer, a position he maintains, on May 23, 2006 and acted as the Registrant’s Corporate Secretary from October, 2006 to December, 2007.

Mr. Leboe was a senior consultant, management consulting of the Business Development Bank of Canada, from January 2005 to February 2006. Mr. Leboe has been Principal, Independent Management Consultants of British Columbia, from 1990 to date. Concurrently, Mr. Leboe was president, secretary, treasurer, principal financial and accounting officer and a director of Asia Payment Systems Inc. (now Cardtrend International Inc.), a United States and Hong Kong based company engaged in payment processing services and related applications from June 1998 to January 2005; from January 2003 to January 2005, Mr. Leboe was the chief financial officer of C-Chip Technologies Inc. (now Avensys Corporation), a Montreal based corporation developing high-tech products and services for security and risk mitigation activities. Mr. Leboe was previously vice-president and chief financial officer of VECW Industries Ltd. from 1990 to 1993, and a partner of KPMG Consulting from 1978 to 1990. He received his bachelor of commerce degree from the University of British Columbia and is a Chartered Accountant and a Certified Management Consultant in the Province of British Columbia.

Mr. Leboe is not related by blood or marriage to any of the Registrant’s directors or executive officers or any persons nominated to by the Registrant to become directors or executive officers. In the last fiscal year, the Registrant has not engaged in any transaction in which Mr. Leboe or a person related to Mr. Leboe had a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: January 8, 2009	By:	/s/ “Ben Leboe”
Ben Leboe
Chief Financial Officer and Secretary